Exhibit 15.2

To:	17 Education & Technology Group Inc. 16/F, Block B, Wangjing Greenland Center Chaoyang District, Beijing 100102, People’s Republic of China

April 29, 2026

Re: Consent of People’s Republic of China Counsel

We consent to the reference to our firm under the headings “Item 3. Key Information—Permissions Required from Chinese Authorities for Our Operations,” “Item 3. Key Information—D. Risk Factors” and “Item 4. Information On The Company—C. Organizational Structure—Contractual Arrangements with the VIEs and Their Respective Shareholders” in the annual report of 17 Education & Technology Group Inc. for the year ended December 31, 2025 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of our opinions under these headings into the Registration Statement on Form S-8 (File No. 333-255632) of 17 Education & Technology Group Inc. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2025.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm